                                                                       EXHIBIT 5

                                 August 24, 2001


HealthTronics Surgical Services, Inc.
1841 West Oak Parkway, Suite A
Marietta, GA  30062

         Re: Form S-8 Registration Statement of HealthTronics Surgical Services, Inc.; Registration of 500,000 Shares of Common Stock under the HealthTronics, Inc. Stock Option Plan - 2001

Ladies and Gentlemen:

                  We have acted as counsel to HealthTronics Surgical Services, Inc. (the "Company") in connection with the execution and filing of the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the "Registration Statement"), providing for the registration of 500,000 shares of Common Stock of the Company (the "Shares") issuable by the Company in connection with the Company's Option Plan (the "Plan"). We are rendering this opinion to you pursuant to Item 601(b)(5) of Regulation S-K.

                  In furnishing this opinion, we have examined such corporate and other records as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. This opinion is given as of the date hereof and is based upon facts and conditions presently known and laws and regulations presently in effect.

                  On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/ Miller & Martin LLP